Exhibit 2.1

[EXECUTION VERSION]

AGREEMENT AND PLAN OF MERGER

among

AT&T CORP.,

SBC COMMUNICATIONS INC.

and

TAU MERGER SUB CORPORATION

Dated as of January 30, 2005

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company		9
	(a)	Organization, Good Standing and Qualification	9
	(b)	Capital Structure	10
	(c)	Corporate Authority; Approval and Fairness	11
	(d)	Governmental Filings; No Violations; Certain Contracts	11
	(e)	Company Reports; Financial Statements	13
	(f)	Absence of Certain Changes	14
	(g)	Litigation and Liabilities	16
	(h)	Employee Benefits.	17
	(i)	Compliance with Laws; Licenses	19
	(j)	Material Contracts	21
	(k)	Real Property	22
	(l)	Right-of-Way Agreements	23
	(m)	Takeover Statutes	23
	(n)	Environmental Matters	24
	(o)	Taxes	25
	(p)	Labor Matters	26
	(q)	Intellectual Property and IT Assets	26
	(r)	GSA Action	28
	(s)	Export Controls and Trade Sanctions	28
	(t)	Foreign Corrupt Practices Act	29
	(u)	Brokers and Finders	30
5.2.	Representations and Warranties of Parent and Merger Sub		31
	(a)	Organization, Good Standing and Qualification	31
	(b)	Capital Structure of Parent	31
	(c)	Capitalization of Merger Sub	32
	(d)	Corporate Authority; Approval and Fairness	32
	(e)	Governmental Filings; No Violations; Etc	32
	(f)	Parent Reports; Financial Statements	33
	(g)	Litigation and Liabilities	35
	(h)	Compliance with Laws	36
	(i)	Absence of Changes	36

ARTICLE VI

COVENANTS

6.1.	Interim Operations		36
6.2.	Acquisition Proposals		43
6.3.	Information Supplied		45
6.4.	Shareholders Meeting; Subsidiary Preferred Stock		45
6.5.	Filings; Other Actions; Notification		46
6.6.	Access and Reports		48

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6.7.	Publicity	49
6.8.	Employee Benefits	49
6.9.	Expenses	51
6.10.	Indemnification; Directors’ and Officers’ Insurance	51
6.11.	Takeover Statutes	54
6.12.	Regulatory Compliance	54
6.13.	Potential Sale of Interests	54
6.14.	Transfer Taxes	55
6.15.	Taxation	55
6.16.	Stock Exchange Listing and De-listing	55
6.17.	GSA Action	55
6.18.	Special Dividend	55

ARTICLE VII

CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	56
	(a) Shareholder Approval	56
	(b) Regulatory Consents	56
	(c) Litigation	57
	(d) S-4 Registration Statement	57
	(e) NYSE Listing	57
7.2.	Conditions to Obligations of Parent and Merger Sub	57
	(a) Representations and Warranties	57
	(b) Performance of Obligations of the Company	58
	(c) Certain Litigation	58
	(d) Governmental Consents	58
	(e) Consents Under Agreements	59
	(f) Tax Opinion	59
7.3.	Conditions to Obligation of the Company	59
	(a) Representations and Warranties	59
	(b) Performance of Obligations of Parent and Merger Sub	59
	(c) Tax Opinion	60

ARTICLE VIII

TERMINATION

8.1.	Termination by Mutual Consent	60
8.2.	Termination by Either Parent or the Company	60
8.3.	Termination by the Company	61
8.4.	Termination by Parent	61
8.5.	Effect of Termination and Abandonment	61

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ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1.	Survival	63
9.2.	Modification or Amendment	63
9.3.	Waiver of Conditions	63
9.4.	Counterparts	63
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	63
9.6.	Notices	64
9.7.	Entire Agreement	65
9.8.	Third Party Beneficiaries	65
9.9.	Obligations of Parent and of the Company	65
9.10.	Definitions	66
9.11.	Severability	66
9.12.	Interpretation; Construction	66
9.13.	Assignment	66

Annex A	Defined Terms	A-1
Exhibit A	Charter	E-1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of January 30, 2005, among AT&T Corp., a New York corporation (the “Company”), SBC Communications Inc., a Delaware corporation (“Parent”), and Tau Merger Sub Corporation, a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes hereinafter being referred to together as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have, by resolutions duly adopted, declared that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement are advisable, the Board of Directors of Parent has approved this Agreement and the Board of Directors of each of the Company and Merger Sub has adopted this Agreement;

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in Section 906 of the New York Business Corporation Law, as amended (the “NYBCL”).

1.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 9:00 A.M. on the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “New York Certificate of Merger”) to be executed, acknowledged and delivered to the Department of State of the State of New York as provided in Section 904 of the NYBCL. The Merger shall become effective on the date on which the New York Certificate of Merger has been filed by the Department of State of the State of New York or at such later time as may be agreed by the parties in writing and specified in the New York Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth on Exhibit A hereto, until thereafter duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)).

2.2. The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Directors and Officers

3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2. Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.3. Parent’s Board of Directors. As of the Effective Time, (a) Parent shall increase the size of its Board of Directors to enable it to appoint David W. Dorman plus two other members of the Board of Directors of the Company selected by mutual agreement of Parent and the Company (the “Director Designees”) as members of such Board of Directors and (b) the Parent Board of Directors shall appoint each of the Director Designees to such Board of Directors, to serve in such capacities until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Parent.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. (i) Each share of Common Stock, par value $1.00 per share, of the Company (a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or any direct or indirect Subsidiary (as defined in Section 5.1(a)) of Parent and (ii) any Shares owned by the Company or any direct or indirect Subsidiary of the Company except, in the case of clauses (i) and (ii), for any such Shares held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) (each such Share not constituting an Excluded Share, an “Outstanding Share” and, collectively, the “Outstanding Shares”) shall be converted into, and become exchangeable for, 0.77942 (the “Exchange Ratio”) common shares (the ”Per Share Merger Consideration”), par value $1.00 per share, of Parent (“Parent Common Stock”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any dividend or distribution with respect to shares of Parent Common Stock pursuant to Section 4.2(c).

(ii) Each Substitute Preferred Share (as defined in Section 6.4(b)) issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, one Parent Preferred Share (as defined in Section 5.2(b)) having (A) a value substantially equivalent, in the judgment of Parent, to such Substitute

Preferred Share as of the Effective Time, (B) such other terms as are necessary to ensure that such Parent Preferred Shares would not constitute “non-qualified preferred stock” under Section 351(g) of the Code and (C) such other terms, if any, as are reasonably necessary so that the terms of such Parent Preferred Shares do not prevent the delivery of the tax opinions set forth in Sections 7.2(f) and 7.3(c) (collectively, the “New Parent Preferred Shares”). At the Effective Time, all of the Substitute Preferred Shares shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate formerly representing such shares shall thereafter represent only the right to receive New Parent Preferred Shares in accordance with the foregoing.

(b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates for Shares.

(a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Outstanding Shares, certificates representing the shares of Parent Common Stock to be exchanged for Outstanding Shares in respect of the Per Share Merger Consideration to be paid in the Merger and, after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Common Stock to be paid or to be issued pursuant to Section 4.2(e) or 4.2(c) in exchange for Outstanding Shares (such certificates for shares of Parent Common Stock, together with the amount of any cash payable pursuant to Section 4.2(e) in lieu of fractional shares and dividends or other distributions payable with respect thereto pursuant to Section 4.2(c), being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Appropriate transmittal materials, to be reasonably agreed upon by Parent and the Company, shall be provided as soon as practicable after the Effective Time by the Exchange Agent to holders of record of Outstanding Shares converted in the Merger, advising such holders of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Exchange Agent. Upon the surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (1) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (2) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash payable pursuant to Section 4.2(e) in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 4.2(c), and, in each case, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Outstanding Shares.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the average of the per share closing prices of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the “NYSE”) composite transactions reporting system for the 20 trading days ending on the fifth trading day prior to the Closing Date.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any cash or any shares of Parent Common Stock and payment of any cash, dividends and other distributions in respect thereof payable or deliverable pursuant to Section 4.1, Section 4.2(c) and Section 4.2(e) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws (as defined in Section 5.1(i)(i)).

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash or the shares of Parent Common Stock and any cash, unpaid dividends or other distributions in respect thereof that would be payable or deliverable pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h) Uncertificated Shares. In the case of any shares of Company Common Stock that are not represented by certificates, the Exchange Agent shall issue at the Effective Time Parent Common Stock to the holders of such shares without any action by such holders, and the parties shall make appropriate adjustments to this Section 4.2 to assure the equivalent treatment thereof.

4.3. No Dissenters’ Rights. In accordance with Section 910 of the NYBCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio shall be equitably adjusted.

4.5. Company Stock Based Plans.

(a) At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Company’s stock-based benefit plans and under individual employment agreements to which the Company is a party (the “Company Stock Plans “), whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded up to the nearest whole number) of (x) the number of Shares subject to the Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (A) the exercise price per Share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall adopt appropriate amendments to the Company Stock Plans, if applicable, and the Board of Directors of the Company shall adopt appropriate resolutions, if applicable, to effectuate the provisions of this Section 4.5(a). Parent shall take all actions as are necessary for the assumption of the Company Stock Plans pursuant to this Section 4.5, including the reservation, issuance (subject to Section 4.5(c)) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 4.5.

(b) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans and any other Compensation and Benefits Plans, other than Company Options (the “Company Awards”), shall be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of shares of Parent Common Stock equal to the product of (x) the number of Shares subject to such Company Award immediately prior to the Effective Time and (y) the Exchange Ratio, and each such right shall otherwise be subject to the terms and conditions applicable to such right under the relevant Company Stock Plan or other Compensation and Benefit Plan. At or prior to the Effective Time, the Company shall adopt appropriate amendments to the Company Stock Plans and such Compensation and Benefits Plans, if applicable, and the Board of Directors of the Company shall adopt appropriate resolutions, if applicable, to effectuate the provisions of this Section 4.5(b).

(c) If registration of any interests in the Company Stock Plans or other Compensation and Benefit Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), Parent shall file with the Securities and Exchange Commission (the “SEC”) prior to the Effective Time a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to have such registration statement declared effective by the SEC as of the Effective Time and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein and comply with any applicable state securities or “blue sky” laws) for so long as the relevant Company Stock Plans or other Compensation and Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder (and compliance with any such state laws) continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company Options and Company Awards appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and agreements evidencing the grants of such Company Options and Company Awards, and stating that such Company Options and Company Awards and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.5 after giving effect to the Merger and the terms of the Company Stock Plans).

(d) Without limiting the applicability of the preceding paragraph, the Company and Parent shall take all necessary action to ensure that the Surviving Corporation will not be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards after the Effective Time. At or prior to the Effective Time, the Company shall adopt appropriate amendments to all Company Stock Plans conferring any rights to Shares or other capital stock of the Company, if applicable, and the Board of Directors of the Company shall adopt appropriate resolutions, if applicable, to effectuate the provisions of this Section 4.5(d).

(e) The Board of Directors of the Company (or a committee thereof to the extent applicable) shall take all necessary actions to ensure that the terms of the Company Options and Company Awards then outstanding under each Company Stock Plan are equitably adjusted to take into account the payment of the Special Dividend pursuant to Section 6.18 of this Agreement, and that any applicable performance goals with respect to Company Options, Company Awards and other Company compensation are, if impacted by the Special Dividend, equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the disclosure letter (subject to Section 9.12(c) of this Agreement) delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the Company Reports (as defined in Section 5.1(e)) filed on or after January 1, 2004 and prior to the date hereof (excluding any disclosures included in any such Company Report that are predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and by-laws, each as amended to date, and each as so delivered is in full force and effect. As used in this Agreement, the term (i) ”Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective

Subsidiaries, provided, however, that Cingular LLC shall be considered a Subsidiary of Parent solely for purposes of Sections 5.2(a), 5.2(e), 5.2(f)(iv) (subject to the limitation set forth in Section 5.2(f)(iv)), 5.2(g), 5.2(h), 5.2(i) and 6.1(iii) (subject to the limitation set forth in Section 6.1(iii)), and (ii) ”Material Adverse Effect” means (x) a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, excluding any such effect resulting from (I) changes in political or regulatory conditions generally, (II) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the telecommunications industry in which the Company or any of its Subsidiaries operates or (III) the announcement or consummation of this Agreement, or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. Any determination of “Material Adverse Effect” with respect to the Company shall exclude the matters set forth in Section 5.1(a) of the Company Disclosure Letter.

(b) Capital Structure. The authorized capital stock of the Company consists of (x) 2,500,000,000 Shares, of which 799,007,457 Shares were outstanding as of the close of business on January 27, 2005, and (y) 100,000,000 preferred shares, par value $1.00 per share (the “Company Preferred Shares”), of which 2,000,000 shares were designated Subsidiary Exchangeable Preferred Stock, Series 2 (the “Subsidiary Preferred Shares”). 768,391.4 Subsidiary Preferred Shares were outstanding as of the close of business on January 28, 2005. Each of the outstanding Subsidiary Preferred Shares is held by a wholly-owned Subsidiary of the Company, and the Subsidiaries of the Company hold no other shares of capital stock of the Company, or securities or obligations convertible or exchangeable into or exercisable for such capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no Shares or Company Preferred Shares reserved for issuance, except that, as of January 27, 2005, there were an aggregate of 30,733,276 Shares reserved for issuance pursuant to the Company Stock Plans. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of December 31, 2004 of (i) the number of outstanding Company Options under each of the Company Stock Plans, the exercise prices of all Company Options and the number of Shares issuable at each such exercise price and (ii) the number of outstanding Company Awards under each of the Company Stock Plans, the date of grant and number of Shares subject thereto. From December 31, 2004 to the date hereof the Company has not issued any shares of Common Stock except pursuant to the exercise of Company Options and the settlement of Company Awards outstanding on December 31, 2004 in accordance with their terms, and except for issuances under the Company’s dividend reinvestment plan. From December 31, 2004 through the date hereof, neither the Company nor any of its Subsidiaries has granted or issued any Company Options or Company Awards. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and, to the extent owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, is owned free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Lien. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Section 5.1(b) of the Company Disclosure Letter contains a true and complete list of each Person in which the Company owns, directly or indirectly, any voting interest that may require a filing by Parent or any “Affiliate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for the purpose (the “Company Requisite Vote”). This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company has (A) declared that the Merger and the other transactions contemplated hereby are advisable and has adopted this Agreement; (B) received the opinions of its financial advisors, Credit Suisse First Boston Inc. and Morgan Stanley & Co. Incorporated to the effect that the Per Share Merger Consideration, together with the Special Dividend, is fair from a financial point of view to the holders of Shares (other than Excluded Shares); (C) resolved to recommend adoption of this Agreement to the holders of Shares (such recommendations being the “Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of Shares for their adoption.

(d) Governmental Filings; No Violations; Certain Contracts. (i) Other than the notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3; (B) required under the HSR Act, European Union Council Regulation (EC) No. 139/2000 of January 20, 2004 (the “EC Merger Regulation”) (if applicable), the Securities Act and the Exchange Act; (C) with or to the Federal Communications Commission (the “FCC”); (D) with or to those State public service or public utility commissions or similar State regulatory bodies (“State Commissions”) set forth in Section 5.1(d)(i)(D) of the Company Disclosure Letter; (E) with or to those foreign Governmental Entities regulating competition and telecommunications businesses or the use of radio spectrum or regulating or limiting investment set forth in Section 5.1(d)(i)(E) of the Company Disclosure Letter; and (F) with or to those State agencies or departments or local governments that have issued competitive access provider or other telecommunications franchises or any other similar authorizations, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture or other legally binding obligation (a ”Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation by the Company of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any Material Contract (as defined in Section 5.1(j)(i)(I)) binding upon the Company or any of its Subsidiaries (including, without limitation, any change in pricing, put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations which may be exercised in connection with the Merger and the other transactions contemplated hereby), except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Material

Adverse Effect. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts of the Company or any of its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

(iii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries holds claims, as creditor or claimant, of greater than $10,000,000 with respect to any one debtor or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code.

(e) Company Reports; Financial Statements. (i) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2003 (the “Audit Date”) and filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, June 30 and September 30, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since the Audit Date (the forms, statements, reports and documents filed or furnished with the SEC since the Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing, complied or will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present, the consolidated financial position of the Company and any other entity included therein and their respective Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareowners’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present, the net income, total shareowners’ equity and net increase (decrease)

in cash and cash equivalents, as the case may be, of the Company and any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the Audit Date, any material change in internal control over financial reporting required to be disclosed in any Company Report has been so disclosed.

(iv) Since the Audit Date, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after the Audit Date, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after the Audit Date, by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the officers of the Company, to any director or officer of the Company.

(f) Absence of Certain Changes. Since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses. Since the Audit Date, there has not been any Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Since the Audit Date and prior to the date hereof, there has not been:

(i) any recapitalization of the Company or any of its Subsidiaries or any merger or consolidation of the Company or any of its Subsidiaries with any other Person (other than any such transaction involving only wholly-owned Subsidiaries);

(ii) any acquisition of any (A) business from any other Person having a value in excess of $50,000,000 or (B) assets from any other Person having a value in excess of $50,000,000 other than in the ordinary course of business consistent with past practice;

(iii) any creation or incurrence of any material Liens on any assets used in the businesses of the Company and its Subsidiaries having an aggregate value in excess of $50,000,000;

(iv) any making of any material loan, advance or capital contribution to, or investment in, any Person other than (A) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (B) loans, advances or capital contributions to, or investments in, any other Person in an amount not in excess of $50,000,000 in the aggregate;

(v) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for the Company’s regular quarterly cash dividend and dividends or distributions by any direct or indirect wholly-owned Subsidiary to the Company or any wholly-owned Subsidiary of the Company, and except for dividends or distributions by other Subsidiaries of the Company for which the portion of such dividends or distributions not payable to a direct or indirect wholly-owned Subsidiary of the Company did not exceed $10,000,000 in value in the aggregate for all such dividends and distributions, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries, directly or indirectly, of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(vi) any incurrence of indebtedness for borrowed money or issuance of any guarantee of indebtedness of another Person by the Company or any of its Subsidiaries, or issuance or sale of any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, in each case, other than refinancing on ordinary commercial terms and other than involving an aggregate principal amount or guaranteed amount not in excess of $50,000,000;

(vii) any issuance of Shares or other equity securities of the Company except pursuant to the Company Stock Plans and except pursuant to the Company’s dividend reinvestment program;

(viii) any material change with respect to accounting policies or procedures by the Company or any of its Subsidiaries, except for any such change required by changes in GAAP or by applicable Law;

(ix) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not among the officers of the Company for purposes of Section 16 of the Exchange Act (“Section 16 Officers”) or (B) except for the AT&T Corp. 2004 Long Term Incentive Program, any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or group of employees, except to the extent required by applicable Laws;

(x) any sale, lease, license or other disposition of any assets of the Company or its Subsidiaries, except for (A) obsolete assets and (B) sales, leases, licenses or other dispositions of assets in the ordinary course of business or for a purchase price not in excess of, or with a fair market value not in excess of, $50,000,000 in any single transaction or series of related transactions; or

(xi) any agreement to do any of the foregoing.

(g) Litigation and Liabilities. (i) There are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or Affiliates or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or Affiliates before any Governmental Entity, including, without limitation, the FCC, except in the case of either clause (A) or (B), for those that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Company or any of its Subsidiaries or Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) There are no liabilities or obligations of the Company or any Subsidiary of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, the Company or any of its Subsidiaries, other than:

(A) liabilities or obligations to the extent (I) reflected on the consolidated balance sheet of the Company or (II) readily apparent in the notes thereto, in each case included in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2004;

(B) liabilities or obligations incurred in the ordinary course of business since September 30, 2004;

(C) performance obligations under contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law, in each case to the extent arising after the date hereof; or

(D) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h) Employee Benefits.

(i) All benefit and compensation plans, programs, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including, but not limited to, the Company Stock Plans, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation rights, performance share, performance unit, incentive compensation, performance-based compensation, stock-based compensation, bonus, employment, retention, termination, severance, other compensation, medical, health, fringe benefit or other plans, programs, contracts, policies or arrangements (the ”Compensation and Benefit Plans”) other than those that did not require the payment of in excess of $500,000 per annum for the year ending December 31, 2004 individually or the payment of in excess of $2,500,000 per annum for the year ending December 31, 2004 in the aggregate (unless more than 500 employees are eligible to participate in the plan, program, contract, policy or arrangement or the plan, program, contract, policy or arrangement contains a change-in-control or similar provision) are listed in Section 5.1(h)(i) of the Company Disclosure Letter, except for Compensation and Benefit Plans exclusively covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, in each case located in jurisdictions other than the United States of America (a list of which shall be provided to Parent within 30 days following the date of this Agreement) and each Compensation and Benefit Plan that has received a favorable opinion letter from the Internal Revenue National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Compensation and Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Letter, including any trust agreement or other trust instrument, insurance contract forming a part of such Compensation and Benefit Plans, and, with respect to any employee stock ownership plan, any associated loan or credit agreement, and all amendments thereto, have been made available to Parent prior to the date hereof.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all Compensation and Benefit Plans are in compliance with all applicable Laws, including the Code and, to the extent applicable, ERISA. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) there is no pending or, to the knowledge of the Company, threatened litigation relating to the Compensation and Benefit Plans, (B) any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Compensation and Benefit Plan has received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code, has timely filed notice under Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code, (C) neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA, and (D) neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time within the past six years, and no notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made and all obligations in respect of each Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports to the extent required by GAAP. As of the date of this Agreement, neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material adverse change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(vi) Except as set forth in Section 5.1(h)(vi) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Compensation and Benefit Plan other than as required by applicable law or the continuation of health or life benefits after a severance event pursuant to any severance plan, program, arrangement or agreement.

(vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (w) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans; (y) limit or restrict the right of the Company or, after consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Compensation and Benefit Plans; or (z) result in any breach or violation of, or default under, any of the Compensation and Benefit Plans.

(viii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) all Compensation and Benefit Plans covering current or former non-U.S. employees of the Company and its Subsidiaries comply with applicable local Laws and (B) the Company and its Subsidiaries have no unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees and that are not set forth in the Financial Statements.

(i) Compliance with Laws; Licenses. (i) The businesses of each of the Company and its Subsidiaries have not been conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) Each of the Company and its Subsidiaries is in compliance in all material respects with each FCC License and State License (each as defined in Section 6.1(ii) and, collectively, the “Communications Licenses”). Each of the Company and its Subsidiaries is in compliance with (A) its obligations under each of the Company Licenses (as defined in Section 6.1(ii)) and (B) the rules and regulations of the Governmental Entity issuing such Company Licenses, except for any failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is not pending or, to the knowledge of the officers of the Company, threatened before the FCC, the Federal Aviation Administration (“FAA”) or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any of the Company Licenses, except, in the case of Company Licenses other than Communications Licenses, for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The actions of the applicable Governmental Entities granting all Company Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of the officers of the Company, threatened, any material application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any Company License, except, in the case of Company Licenses other than Communications Licenses, for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) All of the microwave paths of the Company and its Subsidiaries in respect of which a filing with the FCC or the FAA was required have been constructed and are currently operated in all respects as represented to the FCC or the FAA in currently effective filings, and modifications to such microwave paths have been preceded by the submission to the FCC or the FAA of all required filings, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to result in a non-de minimis adverse effect on the operation of transmission towers by the Company and its Subsidiaries, taken as a whole, (A) all transmission towers located on property owned or leased by the Company and its Subsidiaries are obstruction-marked and lighted to the extent required by, and in accordance with, the rules and regulations of the FAA (the ”FAA Rules”), and (B) appropriate notification to the FAA has been made for each transmission tower located on property owned or leased by the Company and its Subsidiaries.

(j) Material Contracts. (i) Except as set forth in Schedule 5.1(j)(i) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease of real or personal property providing for annual rentals of $15,000,000 or more;

(B) any agreement or agreements involving more than $5,000,000 individually or $10,000,000 in the aggregate to acquire (I) a License, or an interest in an entity holding a License, that upon acquisition by the Company would become a Communications License or (II) any interest in an entity that holds a License that upon acquisition of such entity by the Company would become a Foreign License;

(C) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries owns any interest valued at more than $10,000,000 without regard to percentage voting or economic interest (unless pursuant to such agreement or arrangement the Company and its Subsidiaries do not have a future funding obligation reasonably likely to require funding of more than $15,000,000 in the aggregate);

(D) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000,000;

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business or (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Affiliates;

(G) any Contract (other than (I) a Contract with respect to compensation or similar arrangements not involving a director of the Company or one of the Section 16 Officers and (II) any Contract entered into in the ordinary course of business) between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning, as of the date hereof, five percent or more of the outstanding Shares;

(H) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $25,000,000; and

(I) any other Contract or group of Contracts with a single counterparty that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (the Contracts described in clauses (A) – (I), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii) A true and complete copy of each Material Contract has previously been delivered or made available to Parent (subject to applicable confidentiality restrictions) and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other party thereto is in material default or breach under the terms of any such Material Contract.

(k) Real Property. (i) Except in any such case as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), (A) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (B) no third party has repudiated or has the right to terminate or repudiate such lease or sublease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, except in each case, for such invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations, repudiations and rights to terminate or repudiate that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset except for (A) specified encumbrances described in Section 5.1(k)(iii) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable; (C) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l) Right-of-Way Agreements. (i) Except in any such case as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) each right-of-way agreement, license agreement or other agreement permitting or requiring the Company or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land or underground (each, a “Right-of-Way Agreement“) is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement, (B) no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder and (C) no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

(ii) To the knowledge of the officers of the Company, the Company is not in violation of any Laws which, individually or in combination with any others, would materially and adversely affect the ability of the Company or any of its Subsidiaries to use any of the rights associated with the Right-of-Way Agreements, taken as a whole, in the manner and scope in which such rights are now being used.

(m) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company or any of its Affiliates as an “interested shareholder” (in each case as such term is used in Section 912 of the NYBCL) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(n) Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws (as defined below); (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner that is or could be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) the Company and its Subsidiaries have no information that any property formerly owned, leased or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold, or operation; (iv) neither the Company nor any of its Subsidiaries nor any prior owner or operator has incurred in the past or is now subject to any Environmental Liabilities (as defined below); (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance or any environmental, health or safety matter; and (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability.

As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, Release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Environmental Liability” means (i) any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to environment, health or safety issues (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water, and occupational safety and health); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity.

The term “Environmental Liabilities” includes, without limitation: (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental, health or safety matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental, health or safety matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (y) other Environmental Laws compliance or remedial measures.

As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions.

(o) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for which adequate reserves have been established. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to result in an increase in Taxes that is material to the Company, there are no audits, examinations, investigations or other proceedings, in each case, pending or threatened in writing, in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2003, 2002, 2001 and 2000. None of the Company or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law).

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(p) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor (except for proceedings involving individual employees arising in the ordinary course of business) is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. There is not pending or, to the knowledge of the officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving more than 100 employees of the Company or any of its Subsidiaries. To the knowledge of the officers of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving more than 100 employees of the Company or any of its Subsidiaries.

(q) Intellectual Property and IT Assets. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(i) All patents, patent applications, trademark and copyright registrations and applications for registration, and Internet domain name registrations claimed to be owned by the Company are owned exclusively by the Company and are valid, subsisting and, to the knowledge of the officers of the Company, enforceable.

(ii) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, all of which rights shall survive unchanged the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereunder.

(iii) The conduct of the business as currently conducted by the Company and its Subsidiaries and for the three (3) year period immediately preceding the date of this Agreement does not and did not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person. There is no claim, action or proceeding asserted, or to the knowledge of the officers of the Company threatened, against the Company or its Subsidiaries or any indemnities thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property claimed to be owned or held by the Company or its Subsidiaries or used or alleged to be used in the business of the Company or its Subsidiaries.

(iv) To the knowledge of the officers of the Company, no third Person has for the three (3) year period immediately preceding the date of this Agreement infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or its Subsidiaries. There are no claims, actions or proceedings asserted or threatened by the Company, or decided by the Company to be asserted or threatened, that (A) a third Person infringes, misappropriates or otherwise violates, or for the three (3) year period immediately preceding the date of this Agreement infringed, misappropriated or otherwise violated, the Intellectual Property rights of the Company or its Subsidiaries; or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms the Intellectual Property rights of the Company or its Subsidiaries.

(v) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets that are owned, used or held by the Company and its Subsidiaries and, to the knowledge of the officers of the Company, such material Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(vi) The IT Assets of the Company and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries for the operation of their respective businesses, and have not malfunctioned or failed within the three (3) year period immediately preceding the date of this Agreement. To the knowledge of the officers of the Company, no Person has gained unauthorized access to such IT Assets. The Company and its Subsidiaries have implemented and maintained for the three (3) year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices.

As used herein,

(1) “Computer Software” means all computer software and databases (including, without limitation, source code, object code, and all related documentation).

(2) “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets and confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation Computer Software and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

(3) “IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation.

(r) GSA Action. The Company is not subject to any debarment or suspension and has not received any notice that would reasonably be expected to result in a debarment or suspension (any of the foregoing, a “GSA Action”) from the United States General Services Administration with respect to the provision of services by the Company or any of its Subsidiaries to any United States Federal Governmental Entity.

(s) Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, reasonably be expected to impair materially the Company’s and its Subsidiaries’ ability to engage in material export operations:

(i) The Company and its Affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under the Laws of the United States, as well as applicable Laws of each jurisdiction in which the Company or its Affiliates are doing business, including, without limitation, the

International Traffic in Arms Regulations, the Export Administration Regulations, antiboycott provisions, regulations administered by the Office of Foreign Assets Control, and provisions under the Foreign Corrupt Practices Act.

(ii) The Company and its Affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures to ensure compliance with applicable government export control and trade sanctions statutes, regulations, and other obligations, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

(iii) In connection with its export control and trade sanctions matters, there are no adverse or negative past performance evaluations or ratings by the U.S. Government, or any voluntary disclosures under the export control and trade sanctions Laws, any enforcement actions or threats of enforcement actions, or, to the knowledge of the officers of the Company, any facts that could result in any adverse or negative performance evaluation that, in each case, could affect the evaluation of the Company’s or its Affiliates’ (or their successors’) obtaining approval for future export activity.

(iv) Neither the U.S. Government nor any other Person has notified the Company or any of its Affiliates in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, licensing obligation or other authorization or provision relating to export controls or trade sanctions.

(v) None of the Company or its Affiliates has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any of its Affiliates’ export activity that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity, and, to the knowledge of the officers of the Company, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

(vi) The Company and its Affiliates have not been and are not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Affiliates’ export activity, nor, to the knowledge of the officers of the Company, is there any basis for any such investigation or indictment.

(vii) The Company and its Affiliates have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Affiliates’ export activity, nor, to the knowledge of the officers of the Company, is there any basis for any such proceeding.

(t) Foreign Corrupt Practices Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a material adverse impact on the ability of the Company and its Subsidiaries to conduct their operations in the ordinary course of business:

(i) The Company and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures to ensure compliance with the Foreign Corrupt Practices Act.

(ii) In connection with its compliance with the Foreign Corrupt Practices Act, there are no adverse or negative past performance evaluations or ratings by the U.S. Government, or any voluntary disclosures under the Foreign Corrupt Practices Act, any enforcement actions or threats of enforcement actions, or any facts that, in each case, could result in any adverse or negative performance evaluation related to the Foreign Corrupt Practices Act.

(iii) Neither the U.S. Government nor any other Person has notified the Company or any of its Affiliates in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act.

(iv) None of the Company or its Affiliates has undergone and is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any of its Affiliates’ compliance with the Foreign Corrupt Practice Act, and, to the knowledge of the officers of the Company, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

(v) The Company and its Affiliates have not been and are not now under any administrative, civil or criminal investigation, charge or indictment involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Affiliates’ compliance with the Foreign Corrupt Practices Act, nor, to the knowledge of the officers of the Company, is there any basis for any such investigation or indictment.

(vi) None of the Company or its Affiliates has been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Affiliates’ compliance with the Foreign Corrupt Practices Act, nor, to the knowledge of the officers of the Company, is there any basis for any such proceeding.

(u) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Credit Suisse First Boston Inc. and Morgan Stanley & Co. Incorporated as its financial advisors, and copies of the engagement letters with such financial advisors have been provided to Parent prior to the date hereof.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter (subject to Section 9.12(c) of this Agreement) delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the Parent Reports (as defined in Section 5.2(f)) filed on or after January 1, 2004 and prior to the date hereof (excluding any disclosures included in any such Parent Report that are predictive or forward-looking in nature), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected (x) to result in a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries (with respect to Cingular LLC and its Subsidiaries, including only Parent’s interest therein) taken as a whole, excluding any such effect resulting from (I) changes in political or regulatory conditions generally, (II) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the telecommunications industry in which Parent or any of its Subsidiaries operates or (III) the announcement or consummation of this Agreement, or (y) to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Capital Structure of Parent. The authorized capital stock of Parent consists of 7,000,000,000 shares of Parent Common Stock, of which 3,302,815,078 shares were outstanding as of the close of business on January 28, 2005, and 10,000,000 preferred shares, par value $1.00 per share (the “Parent Preferred Shares”), of which no shares were authorized for issuance or outstanding as of the close of business on January 28, 2005. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Parent has no shares of Parent Common Stock or Parent Preferred Shares reserved for issuance. As of January 28, 2005, Parent has no more than 330,000,000 shares of Parent Common Stock authorized for issuance pursuant to employee or director benefit plans (the “Parent Stock Plans”). Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All shares of Parent Common Stock to be issued in the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized and validly issued, fully paid and nonassessable and free and clear of all Liens.

(c) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(d) Corporate Authority; Approval and Fairness. (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) (A) The Board of Directors of each of Parent and Merger Sub has declared that the Merger and the other transactions contemplated hereby are advisable, the Board of Directors of Parent has approved this Agreement and the Board of Directors of Merger Sub has adopted this Agreement; and (B) Parent has received the opinion of its financial advisors, Lehman Brothers Inc. and Evercore Partners Inc., to the effect that the Per Share Merger Consideration, together with the Special Dividend, is fair from a financial point of view to Parent.

(e) Governmental Filings; No Violations; Etc. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices (A) pursuant to Section 1.3; (B) under the HSR Act, EC Merger Regulation (if applicable), the Securities Act and the Exchange Act; (C) with or to the FCC; (D) with or to the State Commissions set forth in Section 5.2(e)(i)(D) of the Parent Disclosure Letter;

and (E) with or to those foreign Governmental Entities regulating competition and telecommunications businesses set forth in Section 5.2(e)(i)(E) of the Parent Disclosure Letter, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any material Contract binding upon Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(e)(i), any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such material Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(f) Parent Reports; Financial Statements. (i) Parent has made available to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 2003 (the “Parent Audit Date”) and filed with the SEC, including Parent’s Annual Report on Form 10-K for the year ended December 31, 2003 and Parent’s Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, June 30 and September 30, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. Parent has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since the Parent Audit Date (the forms, statements, reports and documents filed or furnished with the SEC since the Parent Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing, complied or will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Parent Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the SOX Act, and the internal control report and attestation of Parent’s outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date hereof, will fairly present the consolidated financial position of Parent and any other entity included therein and their respective Subsidiaries as of its date and each of the consolidated statements of income, shareowners’ equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date hereof, will fairly present, the net income, total shareowners’ equity and net increase in cash and cash equivalents, as the case may be, of Parent and any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iii) The management of Parent has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the Board of Directors of Parent (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since the Audit Date, any material change in internal control over financial reporting required to be disclosed in any Parent Report has been so disclosed.

(iv) Since the Audit Date, (x) neither Parent nor any of its Subsidiaries nor, to the knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after the Audit Date, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after the Audit Date, by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or, to the knowledge of the officers of Parent, to any director or officer of Parent; provided, however, that with respect to Cingular LLC and its Subsidiaries all of the representations and warranties in this Section 5.2(f)(iv) shall be only to the knowledge of the officers of Parent.

(g) Litigation and Liabilities. (i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. There are no (A) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or its Subsidiaries or Affiliates or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating to, pending or, to the knowledge of the officers of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity, including without limitation the FCC, except in the case of either clause (A) or (B), for those that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries or Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(ii) There are no liabilities or obligations of Parent or any Subsidiary of Parent, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, Parent or any of its Subsidiaries, other than:

(A) liabilities or obligations to the extent (I) reflected on the consolidated balance sheet of Parent or (II) readily apparent in the notes thereto, in each case included in Parent’s quarterly report on Form 10-Q for the period ended September 30, 2004;

(B) liabilities or obligations incurred in the ordinary course of business since September 30, 2004;

(C) performance obligations under contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law, in each case to the extent arising after the date hereof; or

(D) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(h) Compliance with Laws. The businesses of each of Parent and its Subsidiaries have not been conducted in violation of any Laws, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the officers of Parent, threatened, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has obtained and is in substantial compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(i) Absence of Changes. Since the Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses. Since the Audit Date, there has not been any Parent Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

ARTICLE VI

Covenants

6.1. Interim Operations. (i) The Company shall not knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably and foreseeably likely to prevent the consummation of the Merger by the Termination Date, except as expressly and specifically permitted by Section 6.2. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement or as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1(i) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments or amend any term of the Shares;

(b) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

(c) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in excess of $100,000,000 in the aggregate, other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and as otherwise set forth in Section 6.1(i)(c) of the Company Disclosure Letter, and other than capital expenditures within the Company’s capital expenditure budget as set forth in Section 6.1(i)(l) of the Company Disclosure Letter;

(d) (i) enter into any material line of business in any geographic area other than the current lines of business of the Company or any of its Subsidiaries, and in the geographic areas where they are currently conducted, as of the date hereof or (ii) engage in the conduct of any business in any state which would require the receipt or transfer of a Communications License or foreign country that would require the receipt or transfer of a Company License, in each case other than as expressly permitted by Section 6.1(i)(d) of the Company Disclosure Letter and other than as would not prevent or delay consummation of the Merger;

(e) file for any Company License outside of the ordinary course of business, other than in connection with any acquisition permitted under clause (c) hereof and other than as would not prevent or delay consummation of the Merger;

(f) other than as set forth in Section 6.1(i)(f) of the Company Disclosure Letter and other than the issuance of shares pursuant to Company Stock Plans or pursuant to the Company’s dividend reinvestment program, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(g) other than in connection with existing receivables facilities and securitizations and renewals thereof in the ordinary course of business, or in connection with the refinancing of the Company’s indebtedness under its existing credit facility, create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $50,000,000;

(h) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $25,000,000 in the aggregate;

(i) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on (i) any shares of Company Common Stock other than pursuant to Section 6.18 of this Agreement or the Company’s regular quarterly dividend of $.2375 per share in cash per quarter at record and payment dates consistent with past practices, provided that the Company shall designate the record dates for the Company’s quarterly dividends to coincide with the record dates for Parent’s quarterly dividends set forth on Section 6.1(i) of the Parent Disclosure Letter, beginning with the record date on July 10, 2005, or (ii) any shares of capital stock of any Subsidiary (other than wholly-owned Subsidiaries and pro rata dividends payable to holders of interests in non wholly-owned Subsidiaries);

(j) reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(k) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $100,000,000 in the aggregate, (ii) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on customary commercial terms, (iii) guarantees by the Company of indebtedness of wholly-owned Subsidiaries of the Company or guarantees by Subsidiaries of indebtedness of the Company, or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $100,000,000 of notional debt in the aggregate in addition to notional debt currently under swap or similar arrangements;

(l) except as set forth in Section 6.1(i)(l) of the Company Disclosure Letter, make or authorize any capital expenditure;

(m) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than as permitted by Section 6.1(i)(d), (e) or (k));

(n) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable Law or except as the Company, based upon the advice of its independent auditors after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

(o) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount to be paid by the Company or any of its Subsidiaries in excess of $50,000,000 or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries; provided that with respect to any Federal income tax audit of the Company and its consolidated Subsidiaries, such audit may be settled without regard to the foregoing $50,000,000 limitation; and provided, further, that with respect to such Federal audit, the Company shall consult with Parent at least 30 business days prior to the issuance of a Revenue Agent Report or an agreement with respect to a final settlement in appeals, although the final determination of such matters shall be in the sole discretion of the Company; and provided, further, that any amount of Taxes for which the Company reasonably believes that another Person will indemnify the Company pursuant to such Person’s obligations under the tax sharing agreements listed in Section 6.1(i)(q) of the Company Disclosure Letter shall not be considered as an amount paid in settlement of a litigation or other proceeding for purposes of this Section 6.1(i)(o);

(p) other than in the ordinary course of business, (i) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract (other than as permitted by Section 6.1(i)(d), (e) or (k)), or (ii) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $25,000,000;

(q) except as required by Law or by any currently effective tax sharing agreement listed in Section 6.1(i)(q) of the Company Disclosure Letter, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods. Anything in this Section 6.1(q) to the contrary notwithstanding, with respect to methods of accounting and elections referred to on Section 6.1(q) of the Company Disclosure Letter, the Company shall consult with Parent, although the final determination of the positions taken or the elections made shall be in the sole discretion of the Company.

(r) sell, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except (i) in the ordinary course of business or obsolete assets or (ii) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50,000,000 in respect of any one asset and not in excess of $100,000,000 in the aggregate other than (x) as set forth in Section 6.1(i)(r) of the Company Disclosure Letter and (y) any dispositions of assets to the extent used as consideration for acquisitions that are permitted pursuant to Section 6.1(i)(c);

(s) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement or as otherwise required by applicable Law, (i) enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, other than for severance or termination benefits to employees (other than Section 16 Officers) in the ordinary course of business consistent with past practice and pursuant to the terms of plans, programs or arrangements in effect prior to the date of this Agreement and disclosed on Section 5.1(h) of the Company Disclosure Letter, (ii) increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than as required to be increased pursuant to the existing terms of any such policy or agreement or as a result of ordinary pay raises or promotions), (iii) enter into any employment severance, change in control, termination, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries other than pursuant to the terms of any Compensation or Benefit Plan in effect on the date hereof, (iv) establish, adopt, amend or terminate any Compensation and Benefit Plan, except for technical amendments in the ordinary course of business consistent with past practice, provided that such amendments do not materially increase the cost of such arrangements to the Company, (v) increase the compensation, bonus or other benefits of, make any new awards under any Compensation and Benefit Plan to, or pay any bonus to any director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, except for increases, new awards or payments in the ordinary course of business consistent with past practice for employees who are not among the Company’s Section 16 Officers, (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Compensation and Benefit Plan, except as required pursuant to the terms thereof, (vii) take any action to accelerate the vesting or payment of any compensation or benefits under any Compensation and Benefit Plans, to the extent not already required in any such Compensation and Benefit Plan, (viii) other than in the ordinary course of business consistent with past practice, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Compensation and Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (ix) amend the terms of any outstanding equity-based award, (x) provide for accelerated vesting, removal of restrictions or exercisability of any stock based or stock related awards (including stock options, stock appreciation rights, performance units and restricted stock units) upon a change in control occurring on or prior to the Effective Time for any grants made after the date of this Agreement, (xi) exercise any discretion to cash out awards pursuant to the Company’s 1997 Long Term Incentive Program or (xii) enter into any new collective bargaining agreements (or amendments to existing collective bargaining agreements); provided, however, that the prohibitions contained in the foregoing clauses (i) and (v) shall not apply in connection with newly hired or newly promoted employees, in each case to the extent consistent with past practice;

(t) fail to initiate appropriate steps to renew any material Company Licenses held by the Company or any of its Subsidiaries that are scheduled to terminate prior to or within 60 days after the Effective Time or to prosecute any pending applications for any material Company License; or

(u) agree or commit to do any of the foregoing.

(ii) The Company will provide Parent with a schedule setting forth a true and complete list as of the date of this Agreement of (A) within five (5) days of the date of this Agreement, all Licenses issued or granted to the Company or any of its Subsidiaries by the FCC (“FCC Licenses”), all Licenses issued or granted to the Company or any of its Subsidiaries by State Commissions regulating telecommunications businesses or services (“State Licenses”) and all Licenses issued or granted to the Company or any of its subsidiaries by foreign Governmental Entities regulating telecommunications businesses or services or the use of radio spectrum (“Foreign Licenses”) that are identified on Section 6.1(ii)(A) of the Company Disclosure Letter; (B) within thirty (30) days, all Foreign Licenses other than those referenced in clause (A) above, all Licenses issued or granted to the Company or any of its Subsidiaries by any local government regulating telecommunications businesses or services or authorizing the Company or any of its Subsidiaries to place facilities within the boundary of such local government (“Local Licenses”), and all Licenses administered by the (v) U.S. State Department, Office of Defense Trade Controls Licensing; (w) U.S. Commerce Department, Bureau of Industry and Security; (x) U.S. Treasury Department, Office of Foreign Assets Controls; or (y) equivalent licensing requirements in any country in which the Company and its Affiliates are doing business (the FCC Licenses, State Licenses, Foreign Licenses and Local Licenses, together with all other Licenses of the Company and its Subsidiaries, the “Company Licenses”); (C) within thirty (30) days, all pending applications for Licenses that would be Company Licenses if issued or granted; (D) within thirty (30) days, all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Company License; and (E) within thirty (30) days, to the extent not disclosed on Schedule 5.1(j)(i) of the Company Disclosure Letter, any agreements to acquire (I) a License that upon acquisition by the Company would become a Company License or (II) any interest in an entity that holds a License that upon acquisition of such entity by the Company would become a Foreign License. The failure of the Company to provide Parent with the schedules provided in the foregoing clauses (B), (C), (D) and (E) within the time periods specified in such clauses shall not constitute a breach of this Agreement, provided that the Company has used its reasonable best efforts to provide such schedules by the applicable dates.

(iii) Parent shall not knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably and foreseeably likely to prevent the consummation of the Merger by the Termination Date. Without limiting the foregoing, Parent shall not, and it shall cause its Subsidiaries not to, enter into any agreement for the acquisition of any business or Person which provides interexchange telecommunications or long distance services, other than (x) the provision of such services in de minimis amounts or (y) any provision of such services solely as a component of the provision of mobile wireless voice or data services. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as the Company may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1(iii) of the Parent Disclosure Letter, Parent will not and will not permit its Subsidiaries to:

(a) adopt or propose any material change in Parent’s certificate of incorporation or by laws or other applicable governing instruments or amend any term of the shares of Parent Common Stock;

(b) merge or consolidate Parent or Merger Sub with any other Person or adopt a plan of liquidation;

(c) enter into or acquire any new line of business that (i) is material to Parent and its Subsidiaries taken as a whole and (ii) is not strategically related to the current business or operations of Parent and its Subsidiaries;

(d) except for shares of Parent Common Stock issued for fair value in arm’s length transactions and other than the issuance of shares in the ordinary course of business consistent with past practices pursuant to Parent employee benefit plans, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Parent or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of Parent to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of Parent Common Stock or on any shares of capital stock of any Subsidiary, other than (i) by wholly owned Subsidiaries and pro rata dividends or distributions payable to holders of interests in non wholly owned Subsidiaries and (ii) Parent’s regular quarterly dividend, including any increases thereof, at record and payment dates consistent with past practices;

(f) reclassify, split, combine or subdivide, or repurchase, redeem or otherwise acquire at prices above fair market value, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock; or

(g) agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 6.1(iii), to the extent they relate to Cingular LLC and its Subsidiaries, Parent’s obligations in Section 6.1(iii) shall be limited to taking such steps, such as the exercise of any veto rights, that are within the unilateral power and control of Parent and its Subsidiaries (other than Cingular LLC and its Subsidiaries), and none of the foregoing shall require any of Parent’s representatives (or require Parent to compel any of its representatives) to take any actions that would violate the fiduciary duties of such representatives under applicable Law with respect to any beneficial owners of equity securities of Cingular LLC or its Affiliates other than Parent or any of its Subsidiaries.

6.2. Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”), not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, (2) any purchase of an equity interest or interests representing, in the aggregate, an amount equal to or greater than a 15% voting or economic interest in the Company or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of the Company and its Subsidiaries, taken as a whole (any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, have any discussions with, or provide any confidential information or data to, or engage in any negotiations with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt by any Person other than Parent and Merger Sub to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, further, however, that if such disclosure has the substantive effect of withdrawing, modifying or qualifying the Directors’ Recommendation in a manner adverse to Parent or the adoption of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement as set forth in Section 8.4(a); and (ii) at any time prior to, but not after, the time this Agreement is adopted by the Company Requisite Vote, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from the Person so requesting such information an executed confidentiality agreement (excluding standstill provisions) on customary terms; (B) engaging in any discussions or negotiations with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from such Person an executed confidentiality agreement (excluding standstill provisions) on customary terms;

or (C) recommending or agreeing to recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable Law; (y) in the case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel), taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, and the Person making the proposal, that such Acquisition Proposal, if consummated, is more favorable, from a financial point of view (taking into account the likelihood of consummation), to the Company’s shareholders than the transactions contemplated by this Agreement, in each case taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 6.2(c); and (z) in the case of clause (C), Parent shall have had written notice of the Company’s intention to take the action referred to in clause (C) (a “Notice of Superior Proposal”) at least five business days prior to the taking of such action by the Company and the Company shall have complied with the provisions of Section 6.2(c); provided, that any more favorable Acquisition Proposal referred to in clause (y) above must involve at least 50% of the assets or equity securities of the Company rather than the 15% used in the definition of Acquisition Proposal (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”).

(b) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with the Company to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.2.

(c) The Company agrees that it will notify Parent as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any Acquisition Proposal or potential Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposal or offer and the status of any such discussions or negotiations. The Company agrees that (i) during the five-business day period prior to its taking any action referred to in clause (ii)(C) of the proviso in Section 6.2(a) with respect to an Acquisition Proposal, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent and (ii) the Company may take any such action with respect to an Acquisition Proposal that was a Superior Proposal only if such Acquisition Proposal continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which Parent shall have agreed prior to the expiration of such five business-day period; provided that no such Acquisition Proposal shall be deemed to be a Superior Proposal for purposes of this Section 6.2 if (A) Parent shall have agreed to revisions to the transactions contemplated by this Agreement and (B) the Board of Directors of the Company shall not have reasonably determined in good faith that such transactions as so revised are not substantially equivalent to or better than such Acquisition Proposal, from a financial point of view (taking into account the likelihood of consummation), to the shareholders of the Company. The Company agrees that it will deliver to Parent a new Notice of Superior Proposal with respect to each Acquisition Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Acquisition Proposal to the shareholders of the Company and that a new five business-day period shall commence, for purposes of this Section 6.2(c), with respect to each such materially revised or modified Acquisition Proposal from the time Parent receives a Notice of Superior Proposal with respect thereto. The Company also agrees to provide any information to Parent that it is providing to another Person pursuant to this Section 6.2 at the same time it provides it to such other Person.

6.3. Information Supplied. Each of the Company and Parent agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the shares of Parent Common Stock in the Merger (including the prospectus and proxy statement (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) and any amendment or supplement thereto will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting (as defined in Section 6.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.4. Shareholders Meeting; Subsidiary Preferred Stock. (a) The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the

“Shareholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective, and in any event will use its reasonable best efforts to convene the Shareholders Meeting not later than 120 days after the date of this Agreement (or, if later, not more than 60 days after effectiveness of the S-4 Registration Statement), to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duties under applicable Law, the Board of Directors of the Company shall make the Directors’ Recommendation, the Directors’ Recommendation shall be included in the Prospectus/Proxy Statement and the Board of Directors of the Company shall take all lawful action to solicit the adoption of this Agreement by the holders of Shares. In the event that subsequent to the date of this Agreement the Board of Directors of the Company determines after consultation with outside counsel that its fiduciary duties under applicable Law require it to withdraw, modify or qualify the Directors’ Recommendation in a manner adverse to Parent, the Board of Directors of the Company may, subject to the requirements of Section 6.2, so withdraw, modify or qualify the Directors’ Recommendation, provided, however, that, subject to Section 6.4(a) of the Company Disclosure Letter, the Company shall nevertheless submit this Agreement to the holders of Shares for adoption at the Shareholders Meeting and shall use its reasonable best efforts to do so within the time period prescribed herein.

(b) Prior to the Effective Date, the Company shall and shall cause its Subsidiaries, as necessary, to effect an exchange of all of the Subsidiary Preferred Shares then outstanding for shares of a new series of Company Preferred Shares established by the Board of Directors of the Company (the “Substitute Preferred Shares”) having rights, preferences and limitations substantially identical to the rights, preferences and limitations of the Subsidiary Preferred Shares set forth in Article Third, Part C. of the Charter, except that in lieu of the provisions set forth in Sections (C)(1) and (F) of such Article Third, Part C., the entitlement of the Substitute Preferred Shares in respect of a consolidation, merger, combination or other similar transaction and the voting rights of the Substitute Preferred Shares shall be as set forth in Schedule 6.4(b) of the Parent Disclosure Letter. Such exchange shall be effected on the basis of one Substitute Preferred Share for each Subsidiary Preferred Share, with each fraction of a Subsidiary Preferred Share being exchanged for an equal fraction of a Substitute Preferred Share. Upon consummation of such exchange, the Subsidiary Preferred Shares shall be cancelled by the Company in accordance with Section 515 of the NYBCL and shall not be reissued. The Board of Directors of the Company shall take all other actions necessary so that immediately prior to the Effective Time, the only Company Preferred Shares outstanding shall be 768,391.4 Substitute Preferred Shares and that all of such Substitute Preferred Shares shall then be held of record and beneficially only by wholly owned Subsidiaries of the Company.

6.5. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly after the date of this Agreement prepare and Parent shall file with the SEC the S-4 Registration Statement as promptly as practicable thereafter. Parent shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall promptly thereafter mail the Prospectus/Proxy Statement to the holders of Shares.

(b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 20 business days after Parent’s receipt of the schedule to be provided by the Company pursuant to Section 6.1(ii)(A) all applications required to be filed with the FCC and the notification and required form under the HSR Act; provided, however, that the failure to file within 20 business days will not constitute a breach of this Agreement) and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 (i) shall require, or be construed to require, Parent or the Company to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or the Company or their respective Subsidiaries, or to cause their respective Subsidiaries to do or agree to do any of the foregoing, in each case that would take effect prior to the Effective Time, or (ii) shall require, or be construed to require, Parent or the Company to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or the Company or their respective Subsidiaries, or to cause their respective Subsidiaries to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries following the Effective Time (it being understood that, for this purpose, materiality shall be considered by reference to the properties, assets, liabilities, business and results of operations of the Company and its Subsidiaries, taken as a whole, rather than that of Parent and its Subsidiaries, taken as a whole), in each case applying the principles set forth in Section 6.5(b) of the Company Disclosure Letter (a “Specified Material Adverse Effect”). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the S-4 Registration Statement). To the extent permitted by law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include Representatives of Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) To the extent permitted by law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition of which any of its officers has knowledge that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any change, fact or condition of which any of its officers has knowledge that is reasonably expected to result in a Parent Material Adverse Effect or of any failure of any condition to the Company’s obligations to effect the Merger.

(e) Subject to the second proviso set forth in Section 6.5(b), Parent’s and the Company’s obligations under this Section 6.5 shall include, without limitation, the obligation to use their respective reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the Merger or the other transactions contemplated hereby, including using reasonable best efforts to seek to have any stay or other injunctive relief which would prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Entity reversed on appeal or vacated.

(f) Each of the Company and Parent will promptly notify the other if it becomes aware of any significant deficiencies in its internal control over financial reporting that, alone or combined with other significant deficiencies, would constitute a material weakness in its internal control over financial reporting.

6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives (including environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure.

6.7. Publicity. The initial press release disclosing this Agreement shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity.

6.8. Employee Benefits. (a) Parent agrees that it shall cause the Surviving Corporation to honor all Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by the terms of such plan and applicable Law. Parent agrees that, for a period from the Effective Time through the first anniversary of the last day of the plan year of each Compensation and Benefit Plan in which the Effective Time occurs, those individuals who as of the Effective Time were employees or former employees of the Company and its Subsidiaries (other than employees covered by a collective bargaining agreement) (the “Affected Employees”) shall be provided compensation and employee benefits other than plans involving the issuance of Shares and Company Awards and other than payments or benefits made by reason of the Merger and the other transactions contemplated by this Agreement or any incremental increase in value attributable to the Merger or the other transactions contemplated by this Agreement no less favorable in the aggregate than those provided to the Affected Employees immediately before the Effective Time provided, however, that in determining whether and under what standards equity compensation awards will be granted to Affected Employees, Parent shall apply substantially the same criteria as Parent uses for its other business units. For purposes of the preceding sentence, in the case of any Compensation and Benefit Plan for which the plan year is uncertain (or in the case of compensation not provided under a Compensation and Benefit Plan), the plan year shall be deemed to be the calendar year, provided that, in any event, the period described in the preceding sentence shall be greater than 12 months and less than 24 months, provided that Parent agrees that to the extent required under a Compensation and Benefit Plan in effect as of the date of this Agreement it shall require any successor to the Company, the Surviving Corporation or any portion of the business or assets of the

Company or the Surviving Corporation to assume an appropriate portion of the obligations of Parent under this Section 6.8. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any Affiliate of either of them to (i) maintain any particular Compensation and Benefit Plan (other than the Company Severance Plans, as defined in the immediately following sentence, and the matters described on Section 6.8 of the Company Disclosure Schedule), (ii) grant or issue any equity or equity-based awards or (iii) retain the employment of any Affected Employee. Notwithstanding the foregoing, until the second anniversary of the Effective Time, Parent shall or shall cause the Surviving Corporation to continue each of the Severance Plans identified in Section 6.8(a) of the Company Disclosure Letter (the ”Company Severance Plans”) without any change that is adverse to the Affected Employees who participate as of the Effective Time, to the extent required under each Company Severance Plan as of the date of the Agreement.

(b) For all purposes under the compensation and employee benefit plans, policies or arrangements of Parent and its Affiliates providing benefits to any Affected Employees after the Effective Time (the “New Plans”), each Affected Employee shall receive credit for his or her service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), for purposes of eligibility, vesting and benefit accrual (but not (i) for purposes of benefit accrual under defined benefit pension or other retirement plans or (ii) for any new program for which credit for benefit accrual for service prior to the effective date of such program is not given to similarly situated employees of Parent other than the Affected Employees) to the same extent that such Affected Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Compensation and Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, if Affected Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement (a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Effective Time (a “Prior Plan”), each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Successor Plans and such Successor Plans shall not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions exclusions, any actively-at-work requirements or any proof of insurability requirements (except to the extent such exclusions or requirements were applicable under any similar Prior Plan at the Effective Time), and any eligible expenses incurred by any Affected Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of the employee’s participation in this Successor Plan begins shall be taken into account under this Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the Affected Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.

(c) With respect to matters described in this Section 6.8 relating to benefits or compensation to be provided after the Effective Time, the Company will to the extent permitted by applicable Law provide Parent with copies of any broad-based notices or other communication materials of a general nature prior to sending them.

(d) Prior to the Closing, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the Closing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation.

(e) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor the terms of any collective bargaining agreements to which the Company or any of its Subsidiaries is a party.

(f) Parent shall take all necessary action to effectuate the agreements set forth on Section 6.8(f) of the Company Disclosure Letter.

(g) Parent shall cause its Board of Directors and the Board of Directors of the Surviving Corporation to adopt prior to the Effective Time such resolutions as may be requested by the Company to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law.

(h) the Company shall take the actions set forth on Section 6.8(h) of the Company Disclosure Letter.

6.9. Expenses. Except as otherwise provided in Sections 6.12, 6.13 and 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.10. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will jointly and severally indemnify and hold harmless each present director and officer of the Company or any of its Subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination as to whether an Indemnified Person is entitled to indemnification or advancement of expenses hereunder shall be made by independent counsel selected by the Surviving Corporation and such Person.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure materially and actually prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation does not elect to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall jointly and severally be obligated to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsel necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will use their reasonable efforts to cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that Parent and the Surviving Corporation shall not have any obligation under this Agreement to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company’s existing officers’ and directors’

liability insurance (“D&O Insurance”) (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each such Indemnified Person covered as of the Effective Time by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, for a period of six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by the Company (which annual premium is set forth on Schedule 6.10(c) of the Company Disclosure Letter) for such insurance (such 200% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium. If such “tail” prepaid policy has been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder, and all other obligations under this Section 6.10(c) shall terminate.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party to whom this Section 6.10 applies without the consent of the affected Indemnified Party. If Parent or the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

(e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(f) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any other applicable Laws.

6.11. Takeover Statutes. If any Takeover Statute becomes applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.12. Regulatory Compliance. The Company and each of its Subsidiaries agrees to use its reasonable best efforts to (a) cure no later than the Effective Time any material violations and defaults by any of them under any applicable rules and regulations of the FCC (the “FCC Rules”) and the FAA Rules other than as specified in Section 6.12(a) of the Company Disclosure Letter, (b) comply in all material respects with the terms of the FCC Licenses and the FAA Rules and file or cause to be filed with the FCC and the FAA all material reports and other filings to be filed under applicable FCC Rules and FAA Rules and (c) take all actions reasonably requested in writing by Parent for each of them to be in compliance effective upon the consummation of the Closing with the provisions of Sections 271 and 272 of the Communications Act of 1934, as amended (including any orders issued by the FCC interpreting or implementing such provisions). Parent agrees that it shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company following incurrence and delivery of reasonable documentation by the Company at the request of Parent pursuant to clause (c) of this Section 6.12. For purposes of Section 6.12, the Company and each of its Subsidiaries shall not be required to cure at the applicable time any alleged material violation or default with any applicable rule or regulation of the FCC or the FAA Rules for any matter that is pending at any of the FCC, the FAA or a court until such time that there is a final and nonappealable order or decision holding that the Company or its Subsidiary is in material violation or default of the applicable rule or regulation.

6.13. Potential Sale of Interests. Between the date of this Agreement and the Effective Time (or earlier termination of this Agreement), to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate the disposition immediately prior to, at or after the Effective Time of those assets or ownership interests held by the Company or any of its Subsidiaries (a) that are identified on Section 6.13 of the Parent Disclosure Letter or (b) that are identified by Parent in writing to the Company as assets or ownership interests the holding of which would be inconsistent with Parent’s strategic objectives and the value of which in the aggregate does not exceed $100,000,000 (such assets or interests described in clause (a) or (b) referred to as a “Potential Sale Interest”). To the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (i) permit Persons whom Parent identifies to the Company as potential purchasers of a Potential Sale Interest to conduct (and cooperate with such Persons’) reasonable investigations with respect to such Potential Sale Interest (provided that any such Person executes and delivers to the Company a confidentiality agreement containing customary terms), (ii) comply with any applicable right of first refusal, right of first offer, right of approval or similar provisions that may be applicable to a proposed transfer of a Potential Sale Interest, and (iii) deliver such notices, make such filings and execute such Contracts relating to the disposition of Potential Sale Interests as reasonably requested by Parent; provided that neither the Company nor any of its Subsidiaries shall be required to execute any such Contract under which the Company or any of its Subsidiaries may be required to dispose of any Potential Sale Interest other than immediately prior to, at or after the Effective Time, or to agree to restrictions on their businesses or operations prior to the Effective Time. Parent shall be permitted to identify potential purchasers of Potential Sale Interests and negotiate any Contracts with respect to dispositions of Potential Sale Interests; provided that the Company may (and, to the extent reasonably requested by Parent, shall) participate in such negotiations. Notwithstanding the foregoing, (A) Parent shall reimburse the Company and its Subsidiaries for their reasonable out-of-pocket costs in complying with this Section 6.13 promptly following incurrence and delivery of reasonable documentation of such costs, and (B) the Company and its Subsidiaries shall not be required to breach the terms of any Contract with respect to such Potential Sale Interest.

6.14. Transfer Taxes. Each of Parent, the Company, Merger Sub and the shareholders of the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated hereby; provided, however, that the Company shall be liable for any such Tax that is imposed on its shareholders in respect of assets that are owned directly or indirectly by the Company.

6.15. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company agree that if it shall become necessary in order to satisfy the conditions set forth in Sections 7.2(f) and 7.3(c), the Merger shall be restructured to include in the Per Share Merger Consideration the per Share amount of the Special Dividend that would otherwise be payable as contemplated by Section 6.18.

6.16. Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be authorized for listing on the NYSE upon official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to be no longer listed on the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.17. GSA Action. The Company shall notify Parent promptly if it becomes subject to any GSA Action with respect to the provision of services by the Company or any of its Subsidiaries to any United States Federal Governmental Entity.

6.18. Special Dividend. Following the date of the adoption of this Agreement by holders of Shares constituting the Company Requisite Vote at the Stockholders Meeting and prior to the Effective Time, the Company shall declare and pay a special dividend of $1.30 per Share (the “Special Dividend”) payable to holders of record of outstanding Shares as of a record date for the Special Dividend set by the Board of Directors of the Company, such Special Dividend to be payable no later than the Effective Time. Subject to applicable Law, the Company will use its reasonable best efforts to cause the Special Dividend to be paid prior to the Effective Time on the Closing Date.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company’s certificate of incorporation and by-laws.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) if applicable, the European Commission shall have adopted a decision pursuant to the EC Merger Regulation declaring that the Merger and the other transactions contemplated hereby are compatible with the common market (or such compatibility shall have been deemed to exist under Article 10(6) of the EC Merger Regulation), or, in the event that the European Commission adopts a decision pursuant to Article 9(3)(b) of the EC Merger Regulation (or is deemed to have done so pursuant to Article 9(5) of the EC Merger Regulation) referring the review of all or part of the transactions contemplated hereby to a Governmental Entity of a member state of the European Union, such Governmental Entity (or any other Governmental Entity of such member state) shall have granted approval of the transactions or part thereof that were so referred, (iii) all approvals and authorizations required to be obtained in respect of the Communications Licenses for the consummation of the Merger shall have been obtained, (iv) all approvals and authorizations required to be obtained for the consummation of the Merger from the foreign Governmental Entities set forth on Section 7.1(b)(iv) of the Parent Disclosure Letter shall have been obtained, (v) all other Governmental Consents required to be obtained from any foreign Governmental Entities for the consummation of the Merger shall have been obtained, except for any failures to obtain such consents that would not, individually or in the aggregate, reasonably be expected to result in a Specified Material Adverse Effect, and (vi) all other Governmental Consents the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that the Company or its directors or officers would be subject to the risk of criminal liability, shall have been made or obtained. For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports, filings, consents, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, or obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(c) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”), except for such Orders of Governmental Entities outside the United States as would not, individually or in the aggregate, reasonably be expected to have a Specified Material Adverse Effect and which do not provide a reasonable basis to conclude that the Company, Parent or their respective directors or officers would be subject to the risk of criminal liability.

(d) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened, by the SEC.

(e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 5.1(a), 5.1(b) (other than the ninth, tenth (with respect to Subsidiaries of the Company only) and final sentences of such Section), 5.1(c), 5.1(d)(ii)(A) (only with respect to the certificate of incorporation and by-laws of the Company), the second sentence of Section 5.1(f) and Section 5.1(m) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) any failure of any of the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, to be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) shall not have had, or reasonably be expected to have, a Material Adverse Effect; and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

(c) Certain Litigation. No Governmental Entity of competent jurisdiction shall have instituted (or if instituted, shall not have withdrawn) any proceeding seeking any Order and no Governmental Entity shall have instituted any civil, criminal or administrative action, suit, claim, hearing, investigation or other proceeding the existence of which would, in the reasonable judgment of Parent, individually or in the aggregate, be reasonably likely to result in a failure of the condition set forth in Section 7.1(c).

(d) Governmental Consents. All Governmental Consents (other than those described in Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(b)(iii) and Section 7.1(b)(iv)) the failure of which to make or obtain would, individually or in the aggregate, (i) reasonably be expected to result in a Specified Material Adverse Effect or (ii) provide a reasonable basis to conclude that Parent or any of its directors or officers would be subject to the risk of criminal liability, shall have been made or obtained (such consents together with those consents that are conditions under Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(b)(iii) and Section 7.1(b)(iv) hereof being the “Required Governmental Consents”). All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a Specified Material Adverse Effect and all Required Governmental Consents obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” means an action or decision that has been granted as to which (A) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (B) no petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has passed, (C) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (D) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (A), (B), (C) or (D) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in the case of any modification in a manner that would impose any term, condition or consequence that would reasonably be expected to result in a Material Adverse Effect).

(e) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract to which the Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement, except for those set forth in Section 5.1(d)(ii) of the Company Disclosure Letter and except where the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e)(ii)(A) and the second sentence of Section 5.2(i) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) any failure of any of the other representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, to be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), shall not have had, or reasonably be expected to have, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or Chief Financial Officer of Parent as to the matters set forth in clauses (i) and (ii) of this Section 7.3(a).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or Chief Financial Officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by January 31, 2006, whether such date is before or after the date of the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), provided, however, that in the event that, as of January 31, 2006, the conditions set forth in Section 7.1(b), 7.1(c), 7.2(c) or 7.2(d) have not been satisfied, the termination date may be extended from time to time by Parent or the Company one or more times to a date not beyond July 31, 2006 (such date, including any such extensions thereof, the “Termination Date”), provided, further, that if the condition set forth in Section 7.2(d) shall not have been satisfied solely by reason of a Required Governmental Consent that has been obtained but is not yet a Final Order, neither party may terminate this Agreement prior to the 60th day after receipt of such Required Governmental Consent, (b) the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, except for any Orders the existence of which would not result in the failure of the condition set forth in Section 7.1(c) (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a)); provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company prior to such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 8.5(b) or (ii) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 7.3(a) or 7.3(b), as the case may be, would not be satisfied and such breach or failure to be true and correct is not curable by the Termination Date.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of Parent if (a) the Board of Directors of the Company shall have withdrawn, modified or qualified, or shall have agreed to withdraw, modify or qualify, in fact or in substance, its adoption of this Agreement or the Directors’ Recommendation in a manner adverse to Parent, (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 7.2(a) or 7.2(b), as the case may be, would not be satisfied and such breach or failure to be true or correct is not curable by the Termination Date, (c) by the later of 120 days after the date of this Agreement or 60 days after effectiveness of the S-4 Registration Statement, the Shareholders Meeting shall not have been held, or the vote of the Company’s shareholders contemplated by Section 6.4 has not been taken, unless the Company has used its reasonable best efforts to convene the Shareholders Meeting and hold such vote by the later of such dates, or (d) the Company shall have knowingly and materially and not inadvertently breached any of its obligations under Section 6.2 of this Agreement.

8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Sections 6.12, 6.13 and 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of any covenant in this Agreement.

(b) In the event that (i) a bona fide Acquisition Proposal (but substituting 40% for the 15% threshold set forth in the definition thereof (a “Covered

Proposal”)) shall have been made to the Company or any of its Subsidiaries or its shareholders and shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to the Company or any of its Subsidiaries (and such Covered Proposal or publicly announced intention shall not have been withdrawn at the time of the Shareholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) or by Parent pursuant to Section 8.4(c), (ii) this Agreement is terminated by Parent (A) pursuant to Section 8.4(a) and, at the time of the withdrawal, modification or qualification of the adoption of this Agreement or the Directors’ Recommendation (or the agreement to do so), a Covered Proposal (or any bona fide indication of interest that is reasonably capable of becoming a Covered Proposal) shall have been made to the Company or any of its Subsidiaries or its shareholders, directly or indirectly through any Representatives of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to the Company or any of its Subsidiaries or (B) pursuant to Section 8.4(d) or (iii) this Agreement is terminated by the Company pursuant to clause (i) of Section 8.3, then the Company shall promptly, but in no event later than two days after the date of such termination (provided, however, that the fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3), pay Parent a termination fee of $560,000,000 (the “Termination Fee”) and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $40,000,000, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until (I) any Person (other than Parent) (an “Acquiring Party”) has acquired, by purchase, sale, assignment, lease, transfer or otherwise, in one transaction or any series of related transactions within 15 months of such termination, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or shall have entered into an agreement with the Company for such an acquisition within 15 months of such termination or (II) there has been consummated a merger, consolidation or similar business combination between the Company or one of its Subsidiaries and an Acquiring Party within such 15 month period. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee and/or out-of-pocket expenses become payable and are paid by the Company pursuant to this Section 8.5(b), the Termination Fee and out-of-pocket expenses shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.8 (Employee Benefits) and 6.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and consent to the jurisdiction of any such court over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(B) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

SBC Communications Inc.

175 East Houston Street

San Antonio, Texas 78205

Attention: D. Wayne Watts, Esq., Senior Vice President and

Assistant General Counsel

fax: (210) 351-3257

(with a copy to Benjamin F. Stapleton, Esq.,

and John J. O’Brien, Esq.,

Sullivan & Cromwell LLP,

125 Broad Street, New York, NY 10004

fax: (212) 558-3588).

If to the Company:

AT&T Corp.

One AT&T Way

Bedminster, New Jersey 07921

Attention: Robert Feit, Esq.

fax: (908) 901-4748

(with a copy to Steven A. Rosenblum, Esq.

and Stephanie J. Seligman, Esq.,

Wachtell, Lipton, Rosen & Katz,

51 West 52nd Street, New York, NY 10019

fax: (212) 403-2000).

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Non-Disclosure Agreement, dated January 25, 2005, between Parent and the Company (the ”Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. Third Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the shareholders of the Company shall be deemed third party beneficiaries solely with respect to the right to receive the Per Share Merger Consideration pursuant to Article IV hereof.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each of the Company and Parent has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of the Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement.

9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent

Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not relieve Parent or Merger Sub of any of its obligations hereunder or materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AT&T CORP.

By	/s/ David W. Dorman
Name:	David W. Dorman
Title:	Chairman and Chief Executive Officer

SBC COMMUNICATIONS INC.

By	/s/ Edward E. Whitacre, Jr.
Name:	Edward E. Whitacre, Jr.
Title:	Chairman and Chief Executive Officer

TAU MERGER SUB CORPORATION

By	/s/ James Kahan
Name:	James Kahan
Title:	President

ANNEX A

DEFINED TERMS

Terms	Section
Acquiring Party	8.5(b)
Acquisition Proposal	6.2
Affected Employees	6.8
Affiliate	5.1(b)
Agreement	Preamble
Audit Date	5.1(e)
Bankruptcy and Equity Exception	5.1(c)
By-Laws	2.2
CERCLA	5.1(n)
Certificate	4.1(a)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	Recitals
Communications Licenses	5.1(i)(ii)
Company	Preamble
Company Awards	4.5(b)
Company Disclosure Letter	5.1
Company Licenses	6.1(ii)
Company Option	4.5(a)
Company Preferred Shares	5.1(b)
Company Reports	5.1(e)
Company Requisite Vote	5.1(c)
Company Severance Plans	6.8
Company Stock Agreements	4.5(a)
Company Stock Plans	4.5(a)
Compensation and Benefit Plans	5.1(h)(i)
Computer Software	5.1(q)(vi)(1)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Copyrights	5.1(q)(vi)(2)
Costs	6.10
Covered Proposal	8.5(b)
Director Designees	3.3
Directors’ Recommendation	5.1(c)(ii)
D&O Insurance	6.10(c)
EC Merger Regulation	5.1(d)
Effective Time	1.3

Encumbrance	5.1(k)(iii)
Environmental Laws	5.1(n)
Environmental Liability	5.1(n)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
Exchange Act	5.1(b)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FAA	5.1(i)(ii)
FAA Rules	5.1(i)(iv)
FCC	5.1(d)
FCC Licenses	6.1(ii)
FCC Rules	6.12
Final Order	7.2(d)
Foreign Licenses	6.1(ii)
GAAP	5.1(e)(ii)
Governmental Consents	7.1(b)
Governmental Entity	5.1(d)
GSA Action	6.17
Hazardous Substance	5.1(n)
HSR Act	5.1(b)
Indemnified Parties	6.10
Intellectual Property	5.1(q)(vi)(2)
IRS	5.1(h)(ii)
IT Assets	5.1(q)(vi)(3)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Lien	5.1(b)
Local Licenses	6.1(ii)
Long Term Incentive Program	6.1(i)(s)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)(I)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Parent Preferred Shares	4.1(a)(ii)
New Plans	6.8(b)
New York Certificate of Merger	1.3
Notice of Superior Proposal	6.2
NYBCL	1.1
NYSE	4.2(e)

Order	7.1(c)
Outstanding Share	4.1(a)
Outstanding Shares	4.1(a)
Owned Real Property	5.1(k)
Parent	Preamble
Parent Audit Date	5.2(f)
Parent Common Stock	4.1(a)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Parent Preferred Shares	5.2(b)
Parent Reports	5.2(f)
Parent Stock Plans	5.2(b)
Patents	5.1(q)(vi)(2)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(b)
Potential Sale Interest	6.13
Prior Plan	6.8(b)
Prospectus/Proxy Statement	6.3
RCRA	5.1(n)
Release	5.1(n)
Removal, Remedial and Response	5.1(n)
Representatives	6.2
Required Governmental Consents	7.2(d)
Right-of-Way Agreement	5.1(l)
S-4 Registration Statement	6.3
SEC	4.5(c)
Section 16 Officers	5.1(f)(ix)
Securities Act	4.5(c)
Share	4.1(a)
Shareholders Meeting	6.4
Shares	4.1(a)
SOX Act	5.1(e)
Special Dividend	6.18
Specified Material Adverse Effect	6.5(b)
State Commissions	5.1(d)
State Licenses	6.1(ii)
Subsidiary	5.1(a)
Subsidiary Preferred Shares	5.1(b)
Substitute Preferred Shares	6.4(b)
Successor Plan	6.8(b)
Superior Proposal	6.2
Surviving Corporation	1.1
Takeover Statute	5.1(m)
Tax	5.1(o)

Tax Return	5.1(o)
Taxes	5.1(o)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(q)(vi)(2)
Trademarks	5.1(q)(vi)(2)

CERTIFICATE OF INCORPORATION

OF

[AT&T CORP.]

Under Section 402 of the Business Corporation Law

THE UNDERSIGNED, a natural person of at least eighteen years of age, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, hereby certifies as follows:

FIRST. The name of the Corporation is [AT&T Corp.].

SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the “Business Corporation Law”) but not to engage in any act or activity requiring the consent or approval of any New York State official, department, board, agency or other body without such consent or approval first being obtained.

THIRD. The office of the Corporation within the State of New York is to be located in the County of New York.

FOURTH. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value of $.01 per share.

FIFTH. The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543.

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SIXTH. By-laws of the Corporation may be adopted, amended or repealed by the board of directors of the Corporation by the vote of a majority of the directors present at a meeting of the Board at which a quorum is present.

SEVENTH. No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

EIGHTH. Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.

NINTH. The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he or she served at the request of the Corporation.

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TENTH. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Business Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, I have subscribed and affirm as true under the penalties of perjury this certificate this      day of                     , 200  .

By:
Name:
Title:

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